Exhibit 99.1

For Immediate Release

Contact:

Dennis Craven (Company)	Mark Murphy (Company)	Jerry Daly or Carol McCune
Chief Financial Officer	Acquisitions	Daly Gray (Media)
(561) 227-1302	(561) 227-1336	(703) 435-6293

Innkeepers USA Signs Agreement to Acquire Four-Hotel Package in Southern California

PALM BEACH, Fla., July 27, 2006—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT), today announced that it has entered into an agreement to acquire from Bethesda, Md.-based RLJ Urban Lodging Fund, L.P., an affiliate of RLJ Development, LLC, four hotel properties with 931 rooms in Southern California for a total cost of $215 million, or $231,000 per room.

Property	Rooms
Residence Inn San Diego (Mission Valley)	192
Residence Inn Anaheim (Resort Area)	200
Hilton Suites Anaheim	230
Hilton Ontario	309

Total rooms	931

The company expects to fund the acquisition with borrowings under its unsecured line of credit and the issuance of approximately $165.0 million in non-recourse debt at a weighted average interest rate of approximately 6.25 percent, including the assumption of $13.7 million of debt. After the acquisition, the company estimates that its debt to total investment in hotels at cost will be approximately 40 percent, without regard to any future borrowings or equity offerings.

Innkeepers Hospitality Management, which is owned by Jeffrey H. Fisher, chief executive officer of Innkeepers USA Trust, will manage the hotels under long-term management agreements. The acquisition, which is expected to close in the 2006 third quarter, is subject to a number of customary contractual closing conditions.

The four hotels are being acquired at a net operating income (NOI) capitalization rate of approximately 7 percent on projected 2007 net operating income and a multiple of approximately 12.5 times projected 2007 earnings before interest, taxes, depreciation and amortization (EBITDA).

“This transaction combines one of the most dynamic regional lodging markets in the U.S. with strongly performing hotels, affiliated with two of the best-performing and most desirable brands among hotel investors—Residence Inn by Marriott and Hilton,” Fisher said. “The addition of these properties to our portfolio further diversifies our distribution throughout the state; marks our initial entry into San Diego, one of the very best and highest-barriers-to-entry hotel markets in the country; establishes a significant footprint in the desirable Anaheim market; and bolsters our existing presence in the fast growing Ontario market.

“With this acquisition, we are also furthering our strategy of opportunistically acquiring full-service hotels. Perhaps more important, this transaction gives us the opportunity to acquire a unique mix of high-quality, profitable, full-service and extended-stay hotels on a portfolio basis at an attractive price, with upside potential.

“Southern California remains one of the nation’s most sought-after locations for real estate investment,” he added. “Business and leisure travel to the region remains robust, with Smith Travel reporting revenue per available room (RevPAR) growth for all hotels in Southern California of 11-plus percent in 2005 and 9.3 percent in 2006 through June. Each of these properties is in an outstanding location in its respective market, which we believe will provide us an advantage over current and future competition.”

The two Residence Inns are upscale, interior-corridor, all-suite buildings that opened in 2003. “No expense was spared in creating high-quality, upscale extended-stay properties that are among the best in the entire Residence Inn chain. The Hilton and Hilton Suites also are in excellent physical condition, with the sellers indicating that they have made $12.5 million in capital improvements in the last five years, equivalent to $23,100 per room. The renovation of the Hilton Ontario should be completed later this year. We have budgeted approximately $2.0 million for additional upgrades that may be required by franchisors as a result of the transfer. All four properties are well-positioned to take advantage of the expected aggressive average rate growth in their respective markets.”

Fisher noted that the company will continue to seek acquisition and development opportunities that achieve high shareholder returns, with the primary focus remaining premium-branded upscale extended-stay and select-service hotels, the core of the company’s portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry’s leading brands.

Innkeepers USA Trust owns or is invested in 70 hotels with a total of 8,818 suites or rooms in 20 states and Washington, D.C. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of federal securities law. These statements include terms such as “should”, “may”, “believe” and “estimate”, or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company’s future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company’s expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses), (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices, or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company’s key markets (e.g., the Silicon Valley, CA, Northern NJ, Washington, DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (ix) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company’s hotels in particular, (x) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xi) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, changes in the Company’s expectation, or for any other reason.